Exhibit 10.22

Form of Support Agreement

This Support Agreement (this “Agreement”) is made and entered into to be effective as of             , 2018 by and among Autoliv, Inc., a Delaware corporation (“Autoliv”), Veoneer, Inc., a Delaware corporation and a wholly owned subsidiary of Autoliv (“Veoneer” and together with Autoliv, the “Issuer Parties”), and             , a stockholder of Autoliv (the “Investor”).

RECITALS:

WHEREAS, Autoliv announced on May 24, 2018 that the board of directors of Autoliv approved a pro rata distribution to Autoliv stockholders of all of the stock of Veoneer (the “Veoneer Common Stock”) to effect the spin-off of Veoneer into an independent publicly traded company (the “Spin-off”);

WHEREAS, in connection with the Spin-off, Veoneer has filed a registration statement on Form 10-12B with the Securities and Exchange Commission (the “Commission”) to register the Veoneer Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, the Spin-off is expected to be completed on June 29, 2018 (the “Distribution Date”), and Veoneer will begin trading on the New York Stock Exchange and on Nasdaq Stockholm on July 2, 2018;

WHEREAS, as of the date hereof, Investor beneficially owns [            ] shares of common stock of Autoliv;

WHEREAS, the Investor will be entitled to receive shares of Veoneer Common Stock in the Spin-off if it holds shares of common stock of Autoliv as of the record date for the distribution;

WHEREAS, the Issuer Parties have engaged in separate discussions with two other major shareholders of Autoliv (each a “Major Holder” and collectively the “Major Holders”) in connection with the Spin-off;

WHEREAS, the Major Holders, together with the Investor, hold (or will hold) at least 22% of the Common Stock of Autoliv known to Autoliv as of the date hereof and of the Veoneer Common Stock as of the Distribution Date; and

WHEREAS, the parties hereto desire to set forth certain agreements with respect to the shares of Veoneer Common Stock the Investor will receive in the Spin-off.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter expressed, the receipt and sufficiency of which are hereby acknowledged, the Issuer Parties and the Investor hereby agree as follows:

1.	Lock-Up.

(a) The Investor hereby agrees that, provided that the Major Holders are bound by and have entered into similar agreements in connection with the Spin-off, during the period specified in Section 2(a) (the “Lock-Up Period”), the Investor will not directly or indirectly offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of more than 19.9% of the number shares of Veoneer Common Stock it receives in the Spin-off (the “Restricted Transfer Amount”), whether then owned directly by the Investor (including holding as a custodian) or with respect to which the Investor then has beneficial ownership within the rules and regulations of the Commission (collectively, the “Lock-Up Securities”). The foregoing restriction is expressly agreed to preclude the Investor from engaging in any hedging, derivative or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Securities even if such shares of Veoneer Common Stock would be disposed of by someone other than the Investor. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Veoneer Common Stock. In addition, the Investor agrees that, without the prior written consent of Veoneer, the Investor will not, during the Lock-Up Period, make any demand for, or exercise any right with respect to, the registration of any shares of Veoneer Common Stock or any security convertible into or exercisable or exchangeable for shares of Veoneer Common Stock.

(b) Notwithstanding the foregoing, the Investor may transfer the Lock-Up Securities (i) as part of a transfer, distribution or other disposition, either directly or indirectly, to (a) limited partners, partners, members, direct and indirect shareholders or other equity owners of the Investor or (b) to any such entity’s parent or to any subsidiary of such entity or such entity’s parent or (c) to any investment fund or similar entity controlled or managed by any such entity, its parent or any of their respective subsidiaries or (d) to affiliates or to any other entity under common control or management with the Investor (for purposes of this clause (i), “parent” shall mean, with respect to any entity, any person or other entity that owns, directly or indirectly, capital stock of or other equity interests in such entity having more than 50% of the ordinary voting power in the election of such entity’s directors, managers or similar persons, “subsidiary” shall mean a “majority owned subsidiary” as defined in Rule 405 under the Securities Act of 1933, as amended, “control” shall mean having the power to elect or appoint a majority of the board of directors or managing members of the person or entity or to direct or cause the direction of the management or policies of a person or entity, whether by holding voting securities, by contract or otherwise) and “affiliate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933, as amended; provided that such transferee or distributee agrees to be bound in writing by the restrictions set forth herein and that such transferee or distributee is considered to be and will remain an affiliate for all purposes hereunder and provided further that the Investor shall disclose in any related and required filing made under Section 16(a) of the Exchange Act that such transfer, distribution or disposition did not involve a disposition for value, (ii) pursuant to a pledge of the Lock-Up Securities to secure loans with financial institutions as set forth on Schedule 1 hereto, provided that the pledge is not permitted to, and does not, foreclose on such shares during the Lock-Up Period and provided further that the Investor shall not be required to disclose, or voluntarily disclose, such pledge in any filing made under Section 16(a) of the Exchange Act, (iii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Veoneer Common Stock involving a “change of control” (as defined below) of Veoneer, that has been approved by the board of directors of Veoneer; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities shall remain subject to the terms of this Lock-Up Agreement (for purposes of this clause (iii), “change of control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act, or group of persons, other than Autoliv, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of Autoliv), or (iv) with the prior written consent of Veoneer.

(c) Furthermore, notwithstanding the restrictions imposed by this Agreement, the Investor may, without the prior written consent of the Issuer Parties, establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Veoneer Common Stock, provided that such plan does not provide for any transfers of Veoneer Common Stock, and no filing with the Commission shall be required or voluntarily made by the Investor, in each case, prior to the termination of the Lock-Up Period.

(d) For the avoidance of doubt, the restrictions set forth in this Section 1 shall not apply to transfers of Veoneer Common Stock acquired on the open market following the Spin-Off (in accordance with the terms of the Cooperation Agreement) or any shares of Veoneer Common Stock received through the Spin-off, whether then owned directly by the Investor (including holding as a custodian) or with respect to which the Investor then has beneficial ownership within the rules and regulations of the Commission, in excess of the Restricted Transfer Amount.

(e) Notwithstanding the foregoing, in the event that any Major Holder other than the Investor is permitted by any Issuer Party to sell or otherwise transfer or dispose of any capital stock subject to lock-up restrictions similar to those set forth in this Agreement for value (whether in one or multiple releases), then the same percentage of Lock-Up Securities shall be immediately and fully released on the same terms from any lock-up restrictions set forth herein.

2.	Term.

(a) The Lock-Up Period will commence on the Distribution Date and continue until March 31, 2019, provided that the Lock-Up Period shall terminate at any earlier specified date agreed to by any of the Issuer Parties and any Major Holder (other than the Investor) in similar agreements entered into in connection with the Spin-off.

(b) If (i) Autoliv notifies Investor in writing that it does not intend to proceed with the Spin-off, (ii) if the Spin-off is not completed by September 30, 2018, or (iii) the registration statement filed with the Commission with respect to the Spin-Off is withdrawn, this Agreement shall be terminated and the Investor shall be released from its obligations hereunder without any action on the part of the Issuer Parties.

3.	Additional Covenants.

(a) In furtherance of this Agreement, Veoneer and its transfer agent and registrar are hereby authorized to decline to make any transfer of Veoneer Common Stock if such transfer would constitute a violation or breach of Section 1.

(b) Notwithstanding anything set forth in this Agreement to the contrary, the Investor shall be permitted to make required filings under the Exchange Act, provided that any such filings shall not disclose any transfer, disposition or distribution of Veoneer Common Stock or any security convertible into or exercisable or exchangeable for Veoneer Common Stock in violation of Section 1.

4. Remedies. The parties hereto agree that the remedies at law may be inadequate to protect against breach of this Agreement, and hereby consents to the granting of injunctive relief, whether temporary, preliminary or final, in favor of the other parties without proof of actual damages. The parties hereto understand that this provision does not waive other actions or remedies.

5. Amendment. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

6. Publicity. The parties agree that promptly following the execution of this Agreement, the Issuer Parties will publicly announce the execution and terms of this Agreement. Neither the Issuer Parties nor the Investor shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in such public announcement, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. Investor shall be given a reasonable opportunity to review and comment on the public announcement made by the Issuer Parties with respect to this Agreement prior to such announcement, and the Issuer Parties shall give reasonable consideration in good faith to any reasonable comments of Investor.

7. Notices. All notices or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth on the signature page hereto. Any party may, by notice to the other parties, change the address and contact person to which any such notices are to be given.

8. Enforceability. Notwithstanding anything set forth in this Agreement to the contrary, but subject to Section 2, this Agreement may be enforced by both Veoneer and Autoliv up to and including the Distribution Date. After the Distribution Date, Autoliv’s right to enforce this Agreement shall automatically terminate.

9. Governing Law. This Agreement and all matters relating hereto are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws provisions of such state.

10. Entirety of Agreement. If any portion of this Agreement is deemed to be invalid or unenforceable, this Agreement shall be considered as if such provision had not been part of it. This Agreement sets forth the entire understanding of the parties hereto regarding its subject matter.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or scanned electronic, .pdf or e-mail transmission (which will be sufficient to bind parties hereto to the terms and conditions of this Agreement).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first above written.

AUTOLIV, INC

By:

Name:

Title:

Address:

1320 Pacific Drive

Auburn Hills, Michigan 48326

Attention: General Counsel

VEONEER, INC.

By:

Name:

Title:

Address:

26545 American Drive

Southfield, Michigan 48034

Attention: General Counsel

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By:

Name:

Title:

Address:

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